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                                                                   Exhibit 10.11


                                 ACKNOWLEDGMENT

         I acknowledge that my employment with HighwayMaster Corporation ended effective on December 1, 1998, as a "Termination by Employee" under Section 7(b) of my amended Employment Agreement, and I have resigned from the boards of directors of HighwayMaster Corporation and HighwayMaster Communications, Inc. effective December 1, 1998. I acknowledge that I have received payment in full for HighwayMaster Corporation's obligations under my Employment Agreement dated February 4, 1994, as amended, except for (a) ongoing duties of HighwayMaster to indemnify or insure me as set forth in Section 21 of my Employment Agreement,
(b) benefits under employee benefit plans to the extent the terms of any applicable employee benefit plans expressly provide for the continuation of benefits after termination of employment, (c) benefits required by law, including the offering of COBRA benefits at rates provided by law, (d) reasonable expense reimbursements pursuant to Section 4 of the Employment Agreement that are incurred before December 1, 1998 and requested before December 31, 1998, and (e) $300,000 minus normal payroll withholding, which HighwayMaster agrees to pay me on January 1, 1999.

         I understand that due to my resignation effective December 1, 1998, 100,000 of my stock options in HighwayMaster Communications, Inc. that were priced at $1.19 per share do not vest, and have expired. I understand that the remaining 393,478 of my stock options, priced at $7.58 per share, will expire 60 days after December 1, 1998.

Executed as of December 15, 1998.

 /s/ WILLIAM C. SAUNDERS
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William C. Saunders